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                                                                    Exhibit 21.1

                               Subsidiaries of
                       Covad Communications Group, Inc.

Covad Communications Company
DIECA Communications, Inc.
Covad Communications Investment Corp.
BlueStar Communications Group, Inc.
BlueStar Communications, Inc.
BlueStar Networks, Inc.
Lightsaber Acquisition Co.
Covad Canada Communications, Inc.
Covad Communications International B.V.
Covad Europe Sarl
Covad Communications GmbH
Loop Holdings Europe AsP
Covad France